EXHIBIT 8

EXECUTION VERSION

SUPPLEMENTAL AGREEMENT

THIS SUPPLEMENTAL AGREEMENT (the “Supplemental Agreement”) is made and entered into on April 10, 2014 by and among Huang River Investment Limited, a company incorporated under the laws of the British Virgin Islands with limited liability (“HRIL”) and Bu Guangqi (the “Founder”). Each party to this Supplemental Agreement shall be referred to as a “Party” and shall collectively be refer red to as “Parties”. All capitalized terms used herein and not otherwise defined herein shall have the meanings given to such terms in the Share Purchase Agreement dated as of March 18, 2014 (the “Agreement”) by and among Chen Yong, Lin Min, Sun Jun, Zou Zhijun and the Parties hereto.

RECITALS

WHEREAS, the Founder and the Company are parties to the Agreement;

WHEREAS, Section 2.01 of the Agreement provides that, with respect to the founder, HRIL shall sell to the Founder and the Founder shall purchase from HRIL the Founder’s Share Allocation of 3,449,041 Ordinary Shares (as set out in Exhibit A to the Agreement);

WHEREAS, Section 2.01 of the Agreement provides that as consideration for the purchase of the Founder’s Share Allocation of 3,449,041 Ordinary Shares, Founder shall pay the Founder’s Purchase Price Allocation of US$ 3,617,340 to HRIL (as set out in Exhibit A to the Agreement);

WHEREAS, Section 2.03 of the Agreement provides that at the Closing date, the Founder shall deliver to HRIL the Founder’s Purchase Price Allocation of US$ 3,617,340 in immediately available funds in U .S. dollars by wire transfer to HRIL’s designated account;

WHEREAS, the payment of the Founder’s Purchase Price Allocation is solely for the benefit of HRIL and HRIL has agreed to reduce the Founder’s Purchase Price Allocation as set forth herein;

NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:

Section 1.  Founder’s Purchase Price Allocation. Notwithstanding Section 2.01, Section 2.03 and Exhibit A of the Agreement, HRIL hereby agrees pursuant to Section 6.01 of the Agreement, to reduce the aggregate amount of the Founder’s Purchase Price Allocation payable under the Agreement from US$ 3,617,340 to US$ 2,395,899 (“New Founder Purchase Price”) and accept the New Founder Purchase Price as full consideration payable by the Founder under the Agreement for transfer of the Founder’s Share Allocation. For the avoidance of doubt, the Founder’s Share Allocation shall remain as specified in Exhibit A to the Agreement, whereas the purchase price payable for such Share Allocation by the Founder to HRIL under the Agreement at Closing pursuant to Section 2.03(a) shall be the New Founder Purchase Price, and the purchase price set forth opposite the Founder’s name in Exhibit A to the Agreement shall not apply to the Founder and be deemed replaced by the New Founder Purchase Price;

Section 2.  Miscellaneous.

(a)           This Supplemental Agreement shall be effective as of the date first written above.

(b)           Except as waived or otherwise modified in this Supplemental Agreement, all terms, conditions and provisions of the Agreement shall remain unchanged and continue in full force and effect.

(c)           This Supplemental Agreement shall be governed by, and construed in accordance with, the laws of Hong Kong, without regard to its principles of conflict of laws. The provisions of Section 6.05 of the Agreement shall apply to this Supplemental Agreement mutatis mutandis.

(d)           This Supplemental Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be an original, but all of which shall constitute one and the same instrument. Delivery of an executed counterpart of this Supplemental Agreement by telecopy shall be effective as an original and shall constitute a representation that an executed original shall be delivered.

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Each of the parties hereto has caused a counterpart of this Supplemental Agreement to be duly executed and delivered as of the date first above written.

HRIL:

HUANG RlVER INVESTMENT LIMITED

By:	/s/ Ma Huateng
	Name:	Ma Huateng
	Title:	Director

FOUNDER BU GUANGQI

By:	/s/ Bu Guangqi
	Name:	Bu Guangqi
	Title:	Founder

Supplemental Agreement